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EXHIBIT 99.2

Transcriber’s name:

Traci G.

Transcriber’s Notes:

(Any difficulties experienced, accents and general comments)

Please find attached your transcript for the above referenced conference call.

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START OF RECORDING

Attendance List:

Gianni Arcaini

Adrian Goldfarb

Title of Meeting:

Q4 and Full Year 2018 Earnings Call

Hosted By:

Gianni Arcaini

Coordinator

Good afternoon, and welcome to the Duos Technologies 2018 Fiscal Year and Earnings conference call.  Joining us for today’s call are Duos Chairman and CEO, Gianni Arcaini, and CFO, Adrian Goldfarb.  Following their remarks, we will open the call for your questions.  Then before we conclude today’s call, I’ll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now I’d like to turn the call over to Duos Chairman and CEO, Gianni Arcaini.  Sir, please proceed.

G. Arcaini

Thank you, Samantha, and welcome, everybody, and thank you for joining us.  This is our third call, I believe, and I can see that we have more and more enthusiasm.  Earlier today we issued a press release announcing our financial results for the fourth quarter, and for fiscal ended 31 of December of 2018, as well as other operational highlights.    A copy of the press release is available in the Investor Relations section on our website.

Now, before we begin with the discussion of our results, I’d like to take a few minutes, as we always do, to provide a brief overview of who we are and what we do, particularly for those of you who may be less familiar with our company.

Our company provides advanced intelligent security analytical technology solutions.  In simple terms, we create highly sophisticated technology solutions for a wide range of customers.  We focus on improving their business processes, to ultimately provide a measurable return on their investment.  To that end, we have and continue to develop a broad range of proprietary technologies, which we typically deploy as turnkey systems.

These advanced tools include machine learning and other forms of artificial intelligence, as well as advanced video analytics we deliver through a combination of our image capture technology suite, which

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includes backend processing and middleware branded as Precision, and our customer-facing software platform branded as Centraco.

Our chief focus remains on mission-critical security, inspection and operations in our target markets, predominantly include the rail transportation, retail distribution, critical infrastructure security, and law enforcement sectors.

We estimate the total addressable market opportunity in our combined core target markets exceed approximately $100 billion.  In addition to our strength and technology development, one major differentiator is that our technologies do not require a change in our customer’s business practices.  A significant aspect of our core platforms is the adaptability to various verticals requiring very little adjustments to our core code.  Our diversified long-term market strategy is designed to significantly minimize cyclical market segment vulnerabilities.

Recently, we announced the launch of truevue360, whose primary mission is to develop and support our AI and machine learning program, which will not only serve our current customers, that will pursue a wide variety of opportunities in the AI space.

We began investing into development resources of truevue360 during the fourth quarter, and completed our staffing goals by the end of February.  This program goes hand in hand with our current AI activities, and we anticipate truevue360 to be fully operational by the end of Q2 of this year.  We expect truevue360 to eventually contribute significantly to our recurring revenue base over time.

We have recently formed a team of development engineers to focus on expansion of our technology roadmap.  In the next few months, you can expect announcements of disruptive [ph] technologies we plan to develop and bring to market before the end of Q4, which will further change the way rail inspection will be conducted in the future.

While we, of course, focused on generating and accelerating new business, we remain dedicated to providing technology innovations and superior quality in our current products.

As discussed during previous calls, the biggest challenge we and the industry in general are working through, is identifying and hiring top talent.  Aside from the fact that the average competition scales increased by approximately 25% over the past three years, talented engineers, especially within the machine learning and AI space, are very difficult to find because the tier one operators, such as Google, Apple, Microsoft, and the like, all have a need and resources to make attractive hires.

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I’m, therefore, especially pleased to report that we have filled all major team positions in truevue360, with a combination of US-based senior engineers, as well as engineering experts based in Europe.  Kudos to David Ponevac, our Chief Technology Officer, whose top focus has been to create our AI platform, which we expect to be a game-changer to [audio disruption - 32:46].

The investment in R&D continues to be a central part of our company’s financial plan.  As part of this investment, we have also added 25 people to our core group, bringing our total headcount to 58 employees, plus 11 full-time contractors overseas.

With that overview now complete, I’d like to provide a brief summary of our results, simply put, 2018 was a transformational year for our business.  We delivered record-breaking annual revenue in the company’s history, and continue to make significant operational progress in our long-term growth plan.  Most notably, we grew total revenues 210% to $12 million, and significantly reduced losses from operations over the prior year.

And most notably, in Q3, we delivered our first profitable quarter, since significantly altering the focus of our business, a trend we expect to continue in the new year.

Thanks to our increased capitalization, we were able to secure and execute additional projects that increased our revenue significantly.  In that context, we have reaffirmed our ability to scale.  Now significant, we secured a strategic new [indiscernible - 34:08] in CN, short for Canadian National Railway, which has had a positive, very positive impact on our business.

Through that partnership, we demonstrated our ability to simultaneously execute multiple systems installations, which has served as an effective proof point [ph] and calling card for new customers.  During the year, we also rolled out a new application for our advanced technologies with a blue chip national retailer by completing a multi-distribution center, gate automation project focused on managing truck traffic in and out of the customer’s nine distribution centers.

This application has reduced the traffic process time to enter and exit the center by over 50%, resulting in an ROI of one year for this multimillion dollar project.

In addition to executing our various deployments in 2018, we also continued to make improvements in our operational capabilities, ensuring that we are even more ready for larger future orders.

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As previously discussed, we opened our center of excellence operations facility earlier this year, which now serves as the hub for our engineer and project teams, and gives us the ability to deliver multiple systems simultaneously.  We also added several key executives to our management team in the areas of sales, engineering, and operations.

Finally, with the development of the truevue360 platform I just mentioned, bolstered our R&D teams on making continuous improvements to our underlying software technology, Precision and Centraco.  As a result of our continued focus, execution of growth, it is our expectation that we will receive meaningful continued business from both existing and new customers.

At this point, I would like to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the fourth quarter and full year 2018.  After Adrian’s presentation, I will further discuss our recent progress during the year, before finishing with a brief update on our outlook for 2019.

Adrian.

A. Goldfarb

Thank you, Gianni.  Before getting into my discussion of the 2018 results, I would like to remind listeners of certain changes that have been implemented in our financial reporting.  The Financial Accounting Standards Board, or FASB, gives guidance to issuers for reporting financial results through the Accounting Standards Codifications, or ASC.

As I’ve mentioned on previous calls, our company adopted ASC 606, covering revenue recognition from contracts of customers for 2018.  Specifically, where previously we reported revenues on a percentage completion basis, we have refined and adjusted our reporting to conform with the new standard, using the input method, which recognizes revenue based on costs incurred until delivery to the customer.

As also stated in previous calls, we believe that this would have a minimal impact on our reported revenues for 2018, and I am pleased to report that this is the case for the results reported.

Depending on project execution timelines, certain revenues may be recorded at a later point in the project execution cycle, to be in accordance with ASC 606.  However, for 2019 and beyond, we don’t believe these timing shifts will be material, and I would like to stress that our financial reporting continues to give an accurate reflection of the overall performance of the business.

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Now, turning to our financial results for the fourth quarter and full year ended December 31, 2018.  Total revenue for the fourth quarter increased 299% to $2.6 million, compared to just $641,000 in the equivalent quarter in 2017.  For fiscal 2018, revenue increased 210%, to a record $12 million, from $3.9 million for the prior year.  The significant increase in total revenue, for both the quarter and the year, was driven by an increase in project revenue, and maintenance and technical support, which was offset by a decrease in IT asset management services revenue.

The increase in project revenue is a result of our ongoing introduction of new offerings, including intelligent analytics and machine learning, and transition from traditional [indiscernible - 38:53] security centric offerings.

Gross profit in the fourth quarter increased 416%, over $1.1 million, or 45% of total revenue, compared to $221,000, or 34% of total revenue in the same quarter in 2017.  For the year, gross profit increased 227%, to $5.2 million, or 43% of total revenue, compared to $1.6 million, or 41% of total revenue in 2017.

It should be noted that the improvement in gross margin was impacted by certain low margin, or pass-through revenue for work required by two of our clients.  We plan to limit this type of work going forward, and we’d note that without this impact, our gross margins were closer to the historical norms of around 50%.

Although certain quarters were impacted by the accounting changes related to the implementation of ASC 606, 2018 can be broadly compared with 2017, as the impact of ASC 606 in 2018 for the full year was minimal.

Turning to our costs, in the fourth quarter, operating expenses increased 59%, to just under $2 million, from $1.2 million in the equivalent quarter in 2017.  For the year, operating expenses increased 35%, to $6.8 million, from $5 million in 2017.  The annual rate of increase was substantially below the rates of increase for revenue and gross margin, and were responsible for the minimal cash for operations during the year.

The increase in operating expenses was mainly due to an increase in resources related to the significant increase in revenues for the period as I just mentioned.

Selling and marketing expenses both increased in line with our investment in resources to grow the business, but were offset by lower professional fees due to minimal fundraising and corporate actions

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during the year.  R&D expenditures also increased as the company began investing in its AI platform in the fourth quarter.

The increase in full time and contract labor was high during the period due to an increase in the number of employees, and additional contract expenses related to the overall significant increase in revenues.

I’m encouraged to report that we reduced our losses for the quarter, to $836,000, or $0.04 loss per share, from $1.4 million, or $0.39 loss per share, in the equivalent quarter, and for the full year, to under $1.6 million, or $0.08 loss per share.  This is a significant improvement from the net loss of almost $5.2 million in 2017, or $1.43 per share.  The losses in 2018 include $447,000 of non-cash charges related to our equity incentive plan.  We will continue to focus on controlled growth in expenses to support our growing topline revenues.

Let’s now discuss the balance sheet.  As of December 31, 2018, we had over $1.2 million in cash and cash equivalents, as well as net receivables of approximately $1.5 million.  For the year, we used $733,000 in cash, of which only $345,000 was used in operations.

As I mentioned on our previous call, we expect that our capital raise completed in 2017 gives us sufficient runway to execute on our business plan in 2019.  And we do not expect to need to raise funds for our current operations in the foreseeable future.

We remain comfortable with our financial position, and anticipate continued improvements in our balance sheet going forward.

I would now like to discuss our outlook for the fiscal year ending December 31, 2019.  In our previous call, we gave early initial guidance for 2019 of between $14 million and $15 million in revenue for the full year.  I am pleased to confirm that we are maintaining that guidance, and we’ll give updates through 2019, starting in mid-year, as we evaluate progress on projects that are currently in execution.

It’s worth mentioning that our guidance is based on anticipated contracts, some of which are already performing, and anticipated orders from our larger customers.  We are currently reviewing our backlog for 2019, and Gianni will further address our initial outlook going forward.

This completes my financial summary.  I’d now like to turn the call back over to Gianni for additional insights into our recent operational progress, as well as our outlook for 2019.

Gianni.

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G. Arcaini

Thanks, Adrian.  Building on my earlier remarks, 2018 was clearly the beginning of what we anticipate will be a transformative period for our company.  With our performance this past year, the addition of critical key staff, and the launch of AR centric subsidiary, we have now established significant growth momentum that we plan to build on the current year and for the foreseeable future.

2018 was also the culmination of our multiyear sales network to establish a leading North American class one transportation logistics company, using our whip [ph] technology.  CN ordered seven units—just to remind you, a unit has a value of about $1.5 million—from us in 2018.  Four units have been deployed to really packed [ph] region, and three systems are currently being deployed, one in Toronto, and two in Tennessee.

We also secured a software licensing and application model agreement with CN.  As a reminder, the terms of that agreement, Duos is currently developing enhanced inspection algorithms, which cover the development and licensing of 17 artificial intelligence base detection algorithm models.  These models would allow CN and other rail operators to optimize automated inspection processes, which are currently performed manually.

Once in use, we expect these algorithms to force multiply and streamline CN’s and other rail customers overall mechanical inspection process.  Our technology will enable rail operators to increase the speed and accuracy by which potential mechanical defects can be identified.

All algorithms we have and will develop are adaptable to multiple customers without requiring any major [indiscernible - 45:48] modifications.  For Duos, this project will enable us to further demonstrate how significantly our automated inspection strategies can impact rail operations, in general, and in particular, the safety and efficiency of traditional mechanical inspection practices.

A side note, we have just initiated conversations with the FRA [ph].  Just to remind everybody, the Holy Grail for the rail industry is eventually to get the FRA to buy into a shift in the rule making, whereby our automated process will be an acceptable alternative to current practices.

This year we developed and deployed our automated logistics information system at line locations of a large national retailer, which automates gate operations and the management of truck traffic in and out of the distribution centers.  This multimillion dollar effort established our solution as a very cost-effective way to manage their

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traffic, particularly during peak season.  Today, that system is substantially deployed, operational, and in use.

In late 2018, and continuing through the first quarter of 2019, we were awarded multiple contracts from a regional bank for the installation of our Precision and Centraco system, at 19 locations throughout North America, at an aggregate value of approximately $1.5 million.  All projective [ph] schedules to be completed by the end of Q2.  Put together, these are a testament from established and name brand companies about the confidence in our technologies and our ability to execute on significant projects.

These implementations also provide a solid base of business going into 2019, and have generated significant interest from other companies, with whom we are now engaged in active discussions for similar deployment.  [Indiscernible - 47:53] of our long-term growth will continue as a result of the successes and for these strategic customers.

[Indiscernible - 48:01] focused intensely on winning new business, we’re also continuing to develop a significant amount of time and attention to enhancing our current products.  During the year, we made some key announcements that I’d like to highlight here.

First, we were recently awarded our tenth patent as a company, which covers [indiscernible - 48:21], or we call it the LSS [ph] technology, as we like to call it.  On a very basic level, the LSS provides light speed information of rolling [ph] stuff [ph] passing our portal, with an accuracy of up to 100 of a mile per hour.  The granule information LSS provides, then enables the precise stitching of thousands of one single pixel wide images, into an accurate high-definition panoramic image of an entire train, as an example.  Without it, images would appear compressed or stretched, reducing the effectiveness of both operator inspections [indiscernible - 49:04] detection of mechanical issues.  The LSS has undergone extensive field testing, and is an important underlying technology as we continue an advancement of our AI capabilities.

Also, as I mentioned in my opening remarks, we recently established truevue360, which is dedicated to R&D of our AI, machine learning, and newer networking systems.  We believe that future technologies will rely significantly on enhancements provided by artificial intelligence.

While our company had already established the capability of delivering machine learning applications, we are still relying in part on third-party AI platforms to provide certain cloud components.  License of this cloud application is becoming more and more

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expensive, and such a dependency creates a potential risk of delays in delivery of our solutions.

We are very excited about this new venture which we expect to generate new business for us, and to also add significant synergies and enhancements to all our current product offerings.

With development groups fully staffed, located both in Jacksonville [ph] and Europe, the truevue360 is making rapid progress to us delivering our own cloud platform.  Once operational, this platform will serve as both our development and support environment for use both as our customer implementations, and also as a third-party service operator.  We expect that revenues generated from this platform will help increase our overall gross margin and recurring revenues.

With a growing business and now a new operating subsidiary, we have obviously been increasing our staffing and resources.  I am pleased to report that we were able to identify and hire most of the necessary positions, while current plan, increasing our headcount from approximately 30, 2018, to now 58, plus 11 full-time contractors.

With the new facility completed and a majority of the expanded team in place, we believe we will now be able to meet the demands of larger orders we expect to receive in the near future.  With increased bandwidth and resources we now have, we also expect to continue developing new technologies that will drive greater [indiscernible - 51:36] revenue streams.

One final item before I get into our outlook, as you may have seen from our press release, we recently enhanced our existing board of director’s team with the appointment of Ken Ehrman.   Ken is a significant addition to our board, and comes to us with many years of experience in both technology and microcap [ph], public companies, as the former CEO of NASDAQ listed ID Systems.  Ken has already been working closely with management, providing valuable contacts, advice, and guidance.  He also serves as our chairman of our compenstatoin committee.  Additionally, Ken is now our third independent director, which allows us to satisfy one of the requirements for our planned [ph] uplifting to a national exchange.

Let me turn now to our outlook for 2019.  As Adrian mentioned, we recorded $12 million revenues for 2018, which represents a 210% increase over last year.  Late last year we gave an early look to what 2019 revenues might be, and we indicated between $14 million and $15 million as an initial guidance.  Early signals from our Q1 lead us to believe that this number is reasonable, based on contracts found

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[ph] in our backlog, that we are already performing, as well as pending purchase orders we expect to receive, which are scheduled to be executed this calendar year.

Based on information we currently have, we are maintaining this revenue guidance for 2019 of between $14 million and $15 million.  We plan to provide additional details in our outlook for fiscal 2019 later this year.

To close, we believe Duos is in the best position it’s ever been, and we now have the resources team and plan in place to continue building on our initial success, and take our operational and financial performance to the next level.

Going forward, we believe our future is very bright, with opportunities abundant.  We have been executing our strategy to systematically scale our business, which we believe will drive shareholder value over the long term.

And with that, we are ready to open the call for your questions.  Operator, please provide the proper instructions.

Coordinator

[Operator instructions].  We do have several questions.  The first question comes from Jeff Cobilars [ph].  Jeff, please go ahead, you’re now live on the call.

J. Cobilars

Thank you.  Gianni, I thought I heard you say that the truevue360 will be operational by the end of the second quarter?

G. Arcaini

That’s correct.

J. Cobilars

Do you expect it will start generating revenues materially in the third quarter, or is that going to be kind of a gradual ram?

G. Arcaini

Well, we expect to generate revenue starting Q3.  Those numbers are not included in our guidance because the novelty of the company, we didn’t want to rush to put numbers down.  We have to look how quick we can transition the AI from truvue360 to our customers by exchanging some of the established agreements.

But, yes, we expect this year to have some modest revenue, and hopefully much more aggressive next year and the years beyond.

J. Cobilars

And then, you said also about getting the FRA to agree to shift the rule making.  Can you elaborate on what has to be done there?

G. Arcaini

Currently, the rail industry is subject to FRA regulation, AR regulation, that defines the mechanic inspection targets, as well as the

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process being a manual process when the train gets into the yard.  The whole rule making anticipates the test and the mechanical inspection to occur inside the yard, and before a train leaves the yard.

For our technology to be really becoming a complete game-changer, we need the FRA to recognize that that inspection can, number one, take place automatically through technology, and number two, well before the train gets into the yard.  That’s really what the industry wants, and we have had initial conversations with the FRA, senior management of FRA, and fortunately there’s a dramatic shift inside FRA. Until a couple of years ago, actually, as late as last year, the FRA was not in favor of embracing technology.  That attitude has completely changed, and we have been asked by the FRA to potentially participate in some significant committees, and they have told us that they are embracing this technology as an enhancement to the rail industry.

Remember, our technology is not just increasing velocity for the rail operator, but it also dramatically increases safety.  There’s always a very high risk involved in inspectors inside the yard crawling under a train to inspect the railcars, and a lot of fatalities happen through that process.  So our process provides, not only the velocity aspect, but safety, plus we detect much more, even today we detect already much more than the manual process is capable of doing.

I think finally we have a big breakthrough where the FRA is now open to receive—and, by the way, Canadian National intends fully to approach the FRA as the first company who has decided to do the system wide [ph].

J. Cobilars

Okay, that’s good, that sounds great, thanks.  And then, also about your backlog, do you have an update to your slide deck from March, is that still the latest backlog numbers, $9 million in backlog, and there’s pending orders, high single digits.

A. Goldfarb

Yes, but that number was produced in March, that was based off of the backlog that was at the end of 2018.  We’ll be releasing an updated presentation once we get into the first quarter and we have some first quarter numbers.

J. Cobilars

Thanks for your help, guys.

Coordinator

We have another question.  The next question comes from the line of Mike Shellinger.  Mike, please go ahead, you’re live on the call.

M. Shellinger

I was wondering if you could comment on what the ROI period is for your customers for your systems?

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G. Arcaini

I can give you the ROI for the logistics side.  It is one year.  The rail side, it’s difficult to say.  Number one, rail operators are very close to tested [ph] in the information, but I think that the best evidence about ROI is that CN, as the first class one railroad to have systemically started ordering our systems, to date, have invested over $12 million with us, and we were told that for next year, their board has already approved 10 additional systems.  Even though I can’t give you the number, I think that is significant to know that after initial rollout, CN has now decided to go full-fledged.

Other railroads with whom we are talking right now, have similar—everybody’s waiting for the first one to systematically roll out this technology, and I think by the end of this year we will see a number of follow-on contracts from other railroads.

We have, particularly, two customers, both class ones, where we are very close to receiving purchase orders.  I don’t want to disclose who they are, but we’re going to make a press announcement as soon as we receive those.

M. Shellinger

And the ten units for next year you’re talking about for CN, you’re talking about 2020?

G. Arcaini

Yes, that’s what we expect.  Please don’t take my word as—but this is what we expect, and that’s what we’ve been told to expect.

M. Shellinger

Okay, great.  And then, when you deploy a unit, and maybe we’ll talk—well, I don’t know if it’s different on different types of systems or different verticals, but from an engineering point of view, how much effort is required per unit?  And maybe you can give it sort of in like a percentage of revenue.  I’m just trying to get an idea of how the engineering team needs to scale as you add individual sales, without going into different verticals.

G. Arcaini

For the rail [indiscernible - 62:01], our typical modus operandi is that we populate the signal with all the electronics and all the subsystems in Jacksonville.  We can currently, given our environment and the size and the footprint of our facility, we can currently produce four systems simultaneously.  For that, we need about five to six weeks, and then those systems get shipped to the sites, and all we need to do at the sites is install cameras, lights, trusses, and connect, everything is—so from an engineering standpoint, I think, and that’s more limitation of the surface and the space we have, we can do 4 to 5 weeks, so we can do up to 35 units in our current environment per year on the rail side.

On the logistics side, there’s really not a lot of limitation because the physical manufacturing of the [indiscernible - 63:09] is outsourced,

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and we do that at different facilities.  And so, we can produce easily 50, 100 of those [indiscernible - 63:19] per year.

[Indiscernible - 63:21] of scaling between now and the end of next year, I think we are in good shape.  And after that, we most likely will have to upscale our facilities, which is what the plan is.

M. Shellinger

Okay, thank you, those were my questions.

Coordinator

At this time, this concludes our question and answer session.  I’d now like to turn the call back over to Mr. Arcaini for his closing remarks.

Excuse me, Mr. Arcaini, we do have another question that has come through.  Would you like to take one more question?

G. Arcaini

Oh, sure, anytime.

Coordinator

The final question is from George Mellas [ph].  George, please go ahead, you’re live.

G. Mellas

Thank you very much.  Good afternoon, Gianni and Adrian.  You’ve had great success this year on the rail side with GN.  You’ve had also great success with this large nationwide retailer.

Where are you putting most of your resources and your focus this year?

G. Arcaini

That’s a very good question, George.  Early on, we have decided that we want to maintain a certain diversification, because if you look back in our history, we sometimes have become the victim of downturns in certain verticals.  The rail, three years ago, went to a zero capex, and so forth.  So we have decided to maintain our diversification strategy.  The way we have approached this, from an organization standpoint, is we internally have dedicated units, so we have a business development unit that does rail.  We have another business development unit that does logistics and support.  We are maintaining a parallel course from business development, to execution, to project management.  And, of course, our tech support is unified, because it doesn’t matter who is going to call in, they’re all trained in different technologies.

But we have really diversified, internally, the different divisions, and so, we are pushing on all cylinders simultaneously.  And I’m not saying that one is going to develop faster or slower than the other, but we are open to scale on each one of those initiatives.

G. Mellas

Okay, great.  Can you tell us then a little bit more about this [indiscernible - 65:30], how many people [audio disruption - 66:18]?

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Do you have several forming, or is rail all within the [audio disruption - 66:23]?

G. Arcaini

I didn’t catch the last thing what you said.  Do we have—

G. Mellas

Within rail, within rail, do you have separate units that might work with different clouds, one railroad, or would you real [ph] inspection portal, or your undercarriage inspection, how is—

G. Arcaini

I understand.  The good news about the rail industry is that it’s extremely, how would I say, concentrated.  There’s only eight class one railroads.  The eight class one railroads control 80% of the 180,000 miles of track.  Each one of those eight class one railroads know us, and we have a team of two people who cover specifically the BD for the rail industry.

The director of the BD team is a seasoned class one member, who has proven, just in the past eight months, that he is invaluable and has tremendous contacts, and you will see the announcement we’re going to make pretty soon as a direct result of his relationship and network.

The other gentleman is more focused on the transit.  Transit is a little bit of a slower progress, although, I hope to announce, in the next six months, some very significant wins on the transit side, wins that are multiyear contracts hopefully.

In parallel for the rail, we have a two people team, specifically, who is on the road [ph], but then we have the back office, we have marketing people and support that support those activities.

On the logistics and infrastructure side, we just recently hired a new director, and we have also there a team of two people, a director and a right-hand person, that are covering everything non-rail.  Depending on the results, we may or may not expand the team.  It is all driven by direct results.  We don’t want to overdo it in staffing up any division until we see what the magnitude of the scaling is.  And based on that scaling, we easily can add additional people.  What’s important is that we identify the directors of each one of these divisions, and we are very happy with the team we put together.

G. Mellas

And let me just maybe ask you one more question.  It’s about the development of standards within the industry, because these ramp cars, if one belongs to CN, or even to a manufacturer, it can go into a DN [ph] yard.  There needs to be some kind of [audio disruption - 69:28] about the railcar and about how to define or communicate whatever problem it may have, so inspection issue.  What [audio disruption - 69:45] standards there?

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Date: 11th April 2019 @ 16.30 CDS

G. Arcaini

George, the good news is that there is no need for development of standards.  They are all well established.  Those standards are developed by the AR, following FRA rules.  Those standards are valid for all North America.  For the purpose of the rail industry, North America includes Mexico, North America, and Canada.  That’s considered the North American sphere of influence.

Completely driven by the FRA/AR, even in Mexico, and, in fact, we are using the same [indiscernible - 70:28] in Mexico, as we are using in Canada and the US, we just have the different translations, but it’s exactly the same thing.  So the good news is standards are known, and there’s no question of what the—there’s about 85 detection targets that are established by the FRA that have to be inspected and defined.

So as we continue the progress in shifting the rule making for a manual inspection in the yard, to an in line inspection in base, in part automated, the rule making will not change as to the standards.  If you look at the standard for a low-hanging air hose, or for springs, or for the wheels, all those standards are exactly the same, no matter in which region.

G. Mellas

Okay, great.  Thank you very much for that.

G. Arcaini

You’re most welcome.

Coordinator

At this time, this concludes our question and answer session.  I’d now like to turn the call back to Mr. Arcaini for his closing remarks.

G. Arcaini

Thank you, Samantha, and thank you for joining us today’s call.  I especially want to thank our employees, partners, investors for their continued support.  We look forward to updating you on our next call, and this completes today’s call.  Thank you so much.

Operator.

Coordinator

Thank you.  Before we conclude today’s call, I would like to provide you a Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking terminology, such as beliefs, expect, may, will, should, anticipate, plans, and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantee of future performance or events, and are subject to a number of uncertainties, risks, and other influences which may be beyond our control, which

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BT Transcription Ref: K4397954

Date: 11th April 2019 @ 16.30 CDS

may influence the accuracy of the statements and the projections upon which the statements are based, and could cause Duos Technologies Group, Inc.’s actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to those described in Item 1-A in Duos’ annual report on Form 10-K, which is expressively incorporated herein by reference, and other factors as may periodically be described in Duos’ filings with the SEC.

Thank you for joining us today for Duos Technologies Group Fourth Quarter and Full Year 2018 Earnings conference call.  You may disconnect.  Thank you and good day.

[END OF CALL]

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